EXHIBIT 10.1

RMR AGGREGATES, INC.

NOTE PURCHASE AGREEMENT

October 3, 2016

NOTE PURCHASE AGREEMENT dated as of October 3, 2016 (this “Agreement”), is entered into by and among RMR Aggregates, Inc., a Colorado corporation (the “Company”), Central Valley Administrators Inc., a Nevada corporation (the “Purchaser”) and RMR Industrials, Inc., a Nevada corporation (“RMRI”).

WHEREAS, subject to the terms and conditions set forth herein, the Company wishes to sell and issue to the Purchaser, and the Purchaser wishes to purchase from the Company, a 10% Promissory Note (the “Note”) in an aggregate principal amount of $2,250,000 (the “Principal Amount”), which Note shall be in substantially the form attached hereto as Exhibit A.

WHEREAS, to induce the Purchaser to purchase the Note, (x) the Company has agreed to pledge and grant to the Purchaser a first priority security interest in (i) all of the assets constituting the CalX Limestone mining operation, and (ii) the working capital of the Company as security for the payment of the Principal Amount pursuant to the terms of a security agreement, dated as of the date hereof, by and among the Company and the Purchaser (the “Security Agreement”) and (y) RMRI has agreed to pledge and grant to the Purchaser a first priority security interest in 80,000 shares of common stock of the Company, par value $0.0001 per share (such pledged stock, the “Pledged Shares”), which represents 80% of the Company’s aggregate issued and outstanding common stock pursuant to the terms of a share pledge agreement, dated as of the date hereof, by and among RMRI, the Company and the Purchaser (the “Share Pledge Agreement” and collectively with this Agreement, the Security Agreement and the Note, the “Loan Documents”). The Security Agreement and the Share Pledge Agreement shall be in substantially the forms attached hereto as Exhibit B and Exhibit C, respectively.

WHEREAS, subject to the terms and conditions set forth herein, the Company also wishes to issue to the Purchaser, and the Purchaser also wishes to receive from the Company, 20,000 shares of common stock of the Company, par value $0.0001 per share, which represents 20% of the Company’s aggregate issued and outstanding common stock (such stock sold to the Purchaser, the “RMRA Stock”).

NOW THEREFORE, in consideration of the foregoing and the agreements, covenants, representations and warranties set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.  Issuance and Sale of the Note.

1.1          Closing. (a) On the date hereof (the “Closing Date”), the Purchaser agrees to purchase, and the Company agrees to sell and issue to the Purchaser, the Note for a purchase price equal to the Principal Amount.

(b) The purchase and sale of the Note shall take place at the office of the Company or at such other place as the parties hereto shall reasonably agree. On the Closing Date, the Company shall deliver to the Purchaser the Note and the Purchaser shall deliver to the Company $2,250,000 by wire transfer of immediately available funds to the Company’s bank account identified by the Company on or prior to the Closing Date.

1.2          Use of Proceeds. The Company may use the proceeds of the Note to (i) finance a portion of the acquisition consideration for the CalX Limestone mining operation, (ii) pay any transaction, acquisition or related fees and expenses, including the legal fees and expenses of Greenberg Traurig, LLP and (iii) pay for working capital and other general corporate purposes.

SECTION 2.  Terms of the Note.

2.1          Form of the Note. The Note shall be in substantially the form attached hereto as Exhibit A.

2.2          Payment of Principal and Interest.

(a)          Maturity. The Note shall mature on October 3, 2018 (the “Maturity Date”).

(b)          Interest Payments. Interest shall accrue monthly at an interest rate of 10% per annum on the unpaid principal amount of the Note outstanding and shall compound monthly. Interest in respect of the Note will be added to the unpaid principal amount of the Note at the end of each month following the Closing Date through the Maturity Date (the “PIK Interest”). Amounts representing the PIK Interest shall be treated as unpaid principal for all purposes of the Loan Documents and shall bear interest in accordance with this Section 2.2(b).

2.3          Liquidation Right. Upon an Event of Default arising from the failure to repay the outstanding principal amount of the Note on the Maturity Date, the Purchaser shall have the right to cause the Company to sell its assets until the Company repays the then outstanding amounts due under the Note (such right, the “Liquidation Right”). If the Purchaser elects to exercise its Liquidation Right, the Purchaser shall have the right to appoint a trustee to assist in carrying out the sale of the Company’s assets pursuant to the terms of this Agreement.

2.4          Call Right. The Company shall have the right to call the Note at any time at par plus accrued interest thereunder. Upon repayment of the Note and all accrued interest thereunder, the Purchaser shall promptly surrender the Note to the Company and the Note shall be immediately cancelled.

SECTION 3.  Terms of the RMRA Stock Issuance.

3.1          Terms of the Issuance. On the Closing Date, the Purchaser agrees to receive, and the Company agrees to issue to the Purchaser the RMRA Stock at the office of the Company or at such other place as the parties hereto shall reasonably agree.

3.2          Purchaser Conversion Right. At any time, the Purchaser shall have the right to convert the RMRA Stock, in whole or in part, into Class B Common Stock of RMRI, par value $0.001 per share (“RMRI Common Stock”) at a ratio of 1.0 share of RMRA Stock being converted into 7.5 shares of RMRI Common Stock. For example, if the Purchaser were to convert all of the RMRA Stock into RMRI Common Stock, the Purchaser would receive 150,000 shares of RMRI Common Stock. If the Purchaser elects to exercise its conversion right pursuant to this Section 3.2, it shall deliver written notice to the Company and RMRI specifying the amount of RMRA stock that will be converted into RMRI Common Stock (such notice, the “Purchaser Conversion Notice”). No later than 10 Business Days after receipt of the Purchaser Conversion Notice, (i) RMRI shall issue and deliver the RMRI Common Stock (in the amount specified in the Purchaser Conversion Notice) to the Purchaser and (ii) the Purchaser shall deliver the RMRA Stock to the Company (in the amount specified in the Purchaser Conversion Notice). “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Nevada are authorized or required by law to close or remain closed. For the avoidance of doubt, the purchaser conversion right set forth in this paragraph shall survive the termination of the Loan Documents and the repayment of the Principal Amount plus all accrued interest on the Note.

3.3          Equity Call. At any time after (i) October 3, 2017 and (ii) after the Note is no longer outstanding, the Company shall have the right to call the RMRA Stock in exchange for RMRI Common Stock at a ratio of 1.0 share of RMRA Stock being converted into 7.5 shares of RMRI Common Stock; provided that the most recent publicly available share price of RMRI is equal to or greater than $15.00 per share; provided, further, however, that the amount of RMRA Stock that may be called pursuant to this provision shall be limited to the extent (but only to the extent) necessary to ensure that, following such exercise, the total number of shares of RMRI’s common stock then beneficially owned by the Purchaser and its affiliates and any other persons whose beneficial ownership of RMRI’s common stock would be aggregated with the Purchaser’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.99% of the total number of issued and outstanding shares of RMRI’s common stock. For example, if the Company were to call all of the RMRA Stock and exchange it for RMRI Common Stock, the Purchaser would receive 150,000 shares of RMRI Common Stock. If the Company elects to exercise its call right pursuant to this Section 3.3, it shall deliver written notice to the Purchaser and RMRI specifying the amount of RMRA stock to be called (such notice, the “Call Notice”). No later than 10 Business Days after receipt of the Call Notice, (i) RMRI shall issue and deliver the RMRI Common Stock (in the amount specified in the Call Notice) to the Purchaser and (ii) the Purchaser shall deliver the RMRA Stock to the Company (in the amount specified in the Call Notice).

SECTION 4.  Representations and Warranties of the Company. The Company hereby represents and warrants to each of the other parties hereto as follows:

4.1          Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. “Material Adverse Effect” means a material adverse effect on the business or financial condition of the Company.

4.2          Corporate Power. The Company has all requisite legal and corporate power to enter into, execute and deliver each of the Loan Documents to which it is a party. This Agreement is, and upon issuance, the Note will be, the valid and binding obligations of the Company, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors’ rights.

4.3          Authorization.

(a)          Corporate Action. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of the Loan Documents, the authorization, sale, issuance and delivery of the Note and the RMRA Stock and the performance of all of the Company’s obligations under this Agreement has been taken.

(b)          Valid Issuance. The Note (when issued in accordance with the terms of the Loan Documents) and the RMRA Stock, will be validly issued and will be free of any liens or encumbrances; provided, however, that the Note and the RMRA Stock are, or will be, subject to restrictions on transfer under (i) state and/or federal securities laws, and (ii) the Loan Documents.

(c)          No Registration. The offering of the Note and the RMRA Stock pursuant to the applicable Loan Documents are exempt from registration and qualification under state securities or “blue sky” laws, assuming the truthfulness of the Purchaser’s representations and warranties set forth below in this Agreement.

SECTION 5.  Representations and Warranties by the Purchaser. The Purchaser represents to the Company and RMRI as follows:

5.1          Investment Intent; Authority. The Purchaser is acquiring the Note and the RMRA Stock for investment for the Purchaser’s own account, not as nominee or agent, and not with a view toward, or for resale in connection with, any distribution or public offering thereof within the meaning of the Act. The Purchaser has the full right, power, authority and capacity to enter into and perform the Loan Documents to which it is a party and each such Loan Document constitutes a valid and binding obligation of the Purchaser, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors’ rights.

5.2          The Note and the RMRA Stock Not Registered. The Purchaser understands and acknowledges that the offering of the Note and the RMRA Stock pursuant to the applicable Loan Documents will not be registered under the Act or qualified under state securities or “blue sky” laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from such registration and qualification, and that the Company’s reliance upon such exemptions is predicated upon the Purchaser’s representations and warranties set forth in this Agreement. The Purchaser acknowledges and understands that resale of the Note and the RMRA Stock shall be restricted indefinitely unless such resale is subsequently registered under the Act and qualified under state securities or “blue sky” laws or an exemption from such registration and such qualification is available which the Company does not anticipate. The Purchaser acknowledges that the Company is under no obligation to effect any registration with respect to the Note or the RMRA Stock or to file for or comply with any exemption from registration and does not anticipate doing so. Additionally, the Purchaser understands that the transfer of the Note and the RMRA Stock shall require compliance with the private placement exemption under the Act and shall additionally require the consent of the Company which consent may be withheld for any reason.

5.3          Transfer Restrictions; Lack of Liquidity. The Purchaser understands and acknowledges that (a) in no event will it sell, assign, transfer, pledge, encumber or dispose the Note or the RMRA Stock other than with the prior written consent of the Company, (b) a transfer of the RMRA Stock may only be effected on the books of the Company, at the Company’s sole discretion and (c) any attempted sale, assignment, transfer, pledge, encumbrance or disposition of the Note in violation of any of the Loan Documents shall be null and void ab initio. The Purchaser is financially capable of holding the Note and the RMRA Stock for an indefinite period of time and that it does not need liquidity with respect to its investment in the Note and the RMRA Stock.

5.4          Knowledge and Experience. The Purchaser: (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Purchaser’s prospective investment in the Note and the RMRA Stock, (b) has the financial ability to bear the economic risks of the Purchaser’s prospective investment including the risk of a total loss of investment and a complete lack of liquidity, (c) has had all questions which have been asked by the Purchaser satisfactorily answered by Company, (d) has not been offered the Note or the RMRA Stock by any form of advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media, (e) has determined that the Note and the RMRA Stock are a suitable investment for the Purchaser and (f) acknowledges and understands that no governmental authorities have passed upon the terms of the offering of the Note or the RMRA Stock or the disclosures made in connection therewith or made any finding or determination as to the fairness of an investment in the Note or the RMRA Stock.

5.5          Permitted Holder. The Purchaser (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Act and (ii) has a net worth (assets minus liabilities) of at least $1,000,000.

5.6          Organizational Documents. The Purchaser has carefully reviewed and understands the terms of the Company’s Articles of Incorporation and By-Laws.

5.7          No Reliance. In making its decision to purchase the Note and the RMRA Stock, the Purchaser has relied solely upon independent investigations made by the Purchaser or by its professional advisers. The Purchaser is not relying on the Company or RMRI with respect to any legal, tax or other economic considerations relating to the Purchaser’s investment decision.

5.8          No Oral Representations. The Purchaser confirms that no oral or written representations or warranties have been made to the Purchaser by the Company or any of its officers, employees, agents, sub-agents, affiliates or advisors, other than any representations of the Company contained herein, and in entering into any of the Loan Documents, the Purchaser is not relying upon any representations other than those contained herein.

5.9          Prohibited Party to Transaction. Neither the Purchaser nor any Person who owns an interest in the Purchaser (a “Purchaser Party”) is now, or shall be at any time prior to or at the date hereof, a Person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories, or a United States Financial Institution as defined in 31 U.S.C. Section 5312, as amended, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, or executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury.

5.10        Money Laundering. To the best of the Purchaser’s knowledge, neither the Purchaser nor any Purchaser Party, nor any Person providing funds to the Purchaser: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as defined below); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Section 5.10, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that: (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (iii) require identification and documentation of the parties with whom a financial institution conducts business; or (iv) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. Appendix, the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

SECTION 6.  Conditions to Closing.

6.1          Conditions of the Purchaser’s Obligations at the Closing. The obligation of the Purchaser to purchase the Note is subject to the fulfillment to the Purchaser’s satisfaction (or waiver), prior to or at such Closing, of each of the following conditions:

(a)          The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to materiality, Material Adverse Effect, or similar language shall be true and correct in all respects) on and as of the date of such Closing as if made on and as of such date.

(b)          The Company shall have performed and complied in all material respects with all agreements and obligations contained in this Agreement that are required to be performed or complied with by it on or before such Closing. The Company and RMRI shall have delivered signed counterparts of the Loan Documents, as applicable, on or prior to the Closing Date.

(c)          All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser.

(d)          On or prior to the Closing Date, the Company shall have paid all fees and expenses of Greenberg Traurig, LLP incurred in connection with the preparation, negotiation and/or execution of the Loan Documents and the related acquisitions.

(e)          On or prior to the Closing Date, $1,500,000 of additional capital, in the form of an equity contribution or proceeds from the issuance of subordinated debt, will be contributed to the Company, and reasonably satisfactory evidence of the receipt of such equity contribution or the receipt of such proceeds of subordinated debt shall be provided to the Purchaser.

6.2          Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment to the Company’s satisfaction (or waiver), prior to or at the Closing, of each of the following conditions:

(a)          The representations and warranties of the Purchaser participating in such Closing contained in this Agreement shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to materiality, Material Adverse Effect, or similar language shall be true and correct in all respects) on and as of the date of such Closing as if made on and as of such date.

(b)          The Purchaser shall have delivered to the Company the applicable purchase price for the Note and the RMRA Stock at the Closing. The Purchaser shall have delivered signed counterparts of the Loan Documents on or prior to the Closing Date.

(c)          The Purchaser shall have delivered satisfactory evidence to the Company demonstrating that the sale of the Note and the RMRA Stock to the Purchaser is permitted by all applicable laws and regulations.

SECTION 7.  Affirmative Covenants of the Company. The Company covenants and agrees that, until the earlier of (i) the Maturity Date or (ii) the date of repayment of the Principal Amount plus all accrued interest on the Note, the Company shall:

(a)          Corporate Existence. Take all reasonably necessary action to maintain, preserve and renew (i) its corporate existence and (ii) all material licenses, authorizations and permits necessary to conduct its businesses, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Compliance with Laws. Comply with all applicable laws, rules and regulations of all governmental authorities, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

(c)          Books and Records. Maintain proper books of record and account in a manner to allow financial statements to be prepared in all material respects in conformity with U.S. GAAP consistently applied in respect of all material financial transactions and matters involving the assets and business of the Company.

SECTION 8.  Negative Covenants of the Company. The Company covenants and agrees that, until the earlier of (i) the Maturity Date or (ii) the date of repayment of the Principal Amount plus all accrued interest on the Note, the Company shall not:

(a)          Amendments to Organizational Documents. Amend its Articles of Incorporation or By-Laws in a manner that is materially adverse to the Purchaser.

(b)          Indebtedness. Create, incur, assume or suffer to exist any indebtedness other than (i) the Note and (ii) subordinated indebtedness in an aggregate amount of up to $1,500,000 to fund the acquisitions.

(c)          Issuance of Equity Interests. Issue any equity interests other than the common stock of the Company.

(d)          Material Transaction. Enter into any material joint venture, strategic partnership or make any material acquisition of or any material investment in any person (each a “Transaction”) other than (i) a public company merger or (ii) the acquisitions.

(e)          Change in Business. Change the business of the Company from the business conducted by the Company on the Closing Date, other than business activities which are extensions thereof or otherwise related thereto.

(f)           Change in Auditors. Change the Company’s independent public accounting firm without the Purchaser’s consent, other than to a “Big Four” accounting firm.

(g)          Change of Control. Enter into any transaction, or series of transactions, whether by merger, sale or otherwise that results in (i) a majority of the Company’s outstanding common stock being owned by one or more persons who are not holders of the Company’s outstanding common stock as of the Closing Date after giving effect to the transactions contemplated hereunder or (ii) the sale of all or substantially all of the Company’s assets to a person owned by one or more persons who are not holders of the Company’s outstanding common stock as of the Closing Date after giving effect to the transactions contemplated hereunder, provided that the sale of assets pursuant to Section 2.3 shall not result in an Event of Default under this clause (g).

(h)          Equity Plans. Adopt or otherwise implement any new stock option, stock grant or other equity compensation plan for the Company's employees, directors or consultants.

(i)           Liquidation. Take any action to liquidate, dissolve or otherwise win-dup the Company, except at the direction of the Purchaser.

(j)           Redemptions. Redeem or repurchase any outstanding RMRA Stock, except as provided under Section 3.2 and Section 3.3.

(k)          No Impairment. Through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Note and in the taking of all such actions as may be necessary or appropriate in order to protect the respective conversion rights of the Purchaser against impairment.

(l)          No Issuance of Additional Stock. Issue any additional shares of common stock of the Company without the consent of the Purchaser.

SECTION 9.  Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a)          the Company shall fail to observe or perform any material covenant or agreement contained in this Agreement, and such failure shall continue unremedied for a period of 15 days after written notice thereof from the Purchaser to the Company.

(b)          Payment default under the Note.

(c)          any representation or warranty made or deemed made by the Company in this Agreement shall prove to have been incorrect in any material respect when made or deemed made.

(d)          the Company shall (i) voluntarily commence any proceeding or file any petition or any notice of its intent to commence or file any such proceeding, petition or proposal seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such person or for any substantial part of its property or assets, (iii) make a general assignment for the benefit of creditors, or (iv) take any corporate or stockholder action in furtherance of any of the foregoing.

(e)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or of any substantial part of the property or assets thereof, under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any substantial part of its property or (iii) the winding-up or liquidation of the Company, and such proceeding, petition or order shall continue undismissed or unstayed and in effect for a period of 90 consecutive days.

(f)          the Note shall cease to be in full force and effect and enforceable against the Company in accordance with the terms of the Loan Documents (other than by reason of any action taken (or the failure to take any action) by the Purchaser).

Upon the occurrence of any Event of Default (other than an Event of Default described in subsection (d) or (e) above, in which case all principal and interest shall automatically become immediately due and payable in full), at any time thereafter during the continuation of such Event of Default, the Purchaser may elect, by written notice delivered to the Company (a “Remedies Election”), to take any or all of the following actions: (i) declare the Note to be forthwith due and payable, whereupon the entire unpaid Principal Amount, together with accrued and unpaid Interest thereon (compounded monthly from the Closing Date to the date of payment of the Note in full), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in the other Loan Documents to the contrary notwithstanding; and (ii) exercise any and all other remedies provided in the Loan Documents or available at law or in equity upon the occurrence and continuation of an Event of Default.

SECTION 10. Miscellaneous.

10.1        Waiver and Amendments. Any provision of this Agreement and the other Loan Documents may be amended only upon the written consent of the Company, RMRI and the Purchaser. No waiver shall be effective against any party unless it shall be in writing and signed by such party. No failure or delay on the part of the Company, RMRI or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.2        Governing Law. This Agreement and the other Loan Documents and all actions arising out of or in connection with the Loan Documents shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of Clark, the State of Nevada, over any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents.

10.3        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.4        Entire Agreement. The Loan Documents collectively constitute the full and entire agreement and understanding between and among the parties with regard to the subject matter hereof and thereof.

10.5        Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

10.6        Notices, etc. All notices, demands, approvals, consents and other communications provided for or permitted hereunder (each a “Notice”) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (iii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. Any such notice shall be sent by registered or certified first-class mail, return receipt requested, courier service, personal delivery or electronic mail, as follows:

If to the Company or RMRI:

9301 Wilshire Blvd., Suite 312

Beverly Hills, CA 90210

Attn: Chief Executive Officer

With a copy to:

Greenberg Traurig, LLP

1201 K Street, Suite 1100

Sacramento, CA 95814

Attn: Mark C. Lee

Phone: (916) 442-1111

Fax: (916) 448-1709

If to the Purchaser, to the address set forth below the signature of the Purchaser on the signature pages hereto. Any party may by Notice given in accordance with this Section 10.6 designate another address or person for receipt of Notices hereunder.

10.7        Validity. If any provision of this Agreement or any other Loan Document shall be judicially determined to be invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.8        Counterparts, etc. This Agreement and the other Loan Documents may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. This Agreement and the other Loan Documents shall become effective upon the execution and delivery hereof by each of the parties hereto.

10.9        Severability. If any one or more of the provisions contained herein or in any of the other Loan Documents, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, then the validity, legality and enforceability of any such provision hereof shall not be in any way impaired, unless the provision held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof or thereof.

10.10      Expenses. Each of the Purchaser and the Company shall be responsible for their respective fees and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement.

10.11      Advice of Counsel. Each of the parties hereto acknowledges that, in executing each of the Loan Documents, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of each of the Loan Documents.

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Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

RMR AGGREGATES, INC.

By:	/s/ Chad Brownstein
Name: Chad Brownstein
Title: Chief Executive Officer

RMR INDUSTRIALS, INC.

By:	/s/ Chad Brownstein
Name: Chad Brownstein
Title: Chief Executive Officer

CENTRAL VALLEY ADMINISTRATORS, INC.

By:	/s/ Richard Merkin
Name: Richard Merkin
Title: President

Address for Notice:

3115 Ocean Front Walk, Suite 301
Marina del Rey, CA 90292
Telephone No.: (310) 823-5250